INDEPENDENT ACCOUNTANTS’ AWARENESS LETTER

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We are aware that Companhia de Saneamento Básico do Estado de São Paulo - SABESP (the “Company”) has incorporated by reference in the Prospectus constituting a part of this Registration Statement our report dated June 21, 2024, relating to our review of the Company’s unaudited condensed consolidated interim financial statements appearing in its Form 6-K for the quarter ended March 31, 2024. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO RCS Auditores Independentes S.S. Ltda.

BDO RCS Auditores Independentes S.S. Ltda

São Paulo, Brazil

June 21, 2024